UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 15, 2008

First Keystone Financial, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25328	23-2576479
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

22 West State Street, Media, Pennsylvania		19063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(610) 565-6210

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Not applicable.

(b)
Mr. Thomas M. Kelly, currently President and Chief Executive Officer of First Keystone Financial, Inc. (the “Company”) and First Keystone Bank (the “Bank”) announced on August 19, 2008 his resignation as President and Chief Executive Officer of the Company and the Bank, in each case effective as of August 15, 2008. Mr. Kelly will remain employed by the Bank and the Company through November 15, 2008 (the “Transition Period”) to assist the Company and the Bank in the conduct of the business and operations of the Company and the Bank while a new president and chief executive officer for the Company and the Bank is sought and engaged.  In connection with Mr. Kelly’s resignation, he entered into a Severance and Release Agreement with the Company and Bank as described below in Item 5.02(e).

(c)
In connection with the announced resignation of Mr. Kelly, the Board of Directors of the Company and the Bank appointed, effective August 15, 2008, Donald S. Guthrie, the Chairman of the Board, as interim Chief Executive Officer of the Company and the Bank. Mr. Guthrie, age 73, currently serves as Chairman of the Board.  Mr. Guthrie served as President of the Company from 1994 to 2002 and as Chief Executive Officer from 2002 to 2005. He previously served as President and Chief Executive Officer of the Bank from 1993 to 2005. Mr. Guthrie has not engaged in any transactions since October 1, 2006 with the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission. Mr. Guthrie will not receive any additional compensation for serving as interim Chief Executive Officer.

(d)	Not applicable.

(e)
On August 15, 2008 (the “Effective Date”), the Company, the Bank and Mr. Kelly entered into the Severance and Release Agreement (the “Agreement”), effective as of such date. Under the terms of the Agreement, Mr. Kelly will remain employed by the Company and the Bank through the Transition Period in order to provide for an orderly transition while the Bank is in the process of seeking and engaging a new president and chief executive officer.  Upon expiration of such Transition Period, Mr. Kelly will leave the employ of the Company and the Bank (the “Termination Date”) and he will receive over the twelve (12) month period thereafter cash severance benefits totalling one times his current annual base salary ($230,000).  In addition, he will receive continued medical and dental benefits covering himself, his spouse and his minor children until the earlier to occur of the (i) expiration of twenty-four (24) months after the Termination Date or (ii) the date of his employment with another employer pursuant to which he becomes entitled to medical benefits.  In addition, under the Agreement, the Company agreed to extend the exercise period post-termination of a portion of his vested options from three (3) months to the date of expiration of the options (September 29, 2009). As of the date hereof, the option exercise price of the affected options ($12.125) is higher than the current market price of the Company’s common stock.

As of the Effective Date, Mr. Kelly relinquished his position as President and Chief Executive Officer. As of the Termination Date, Mr. Kelly will also resign from the Boards of Directors of the Company and the Bank and from all positions he may have as a director, officer or employee with either the Company or the Bank or any of their subsidiaries or affiliates.  In addition, for a period of twenty-four (24) months after the Termination Date, Mr. Kelly will be prohibited from, among other things, attempting to solicit the Company’s and the Bank’s customers and employees.

As a result of entering into the Agreement, as of the Effective Date, the amended and restated employment agreements entered into by Mr. Kelly with each of the Company and the Bank, dated as of December 1, 2004 and as amended as of March 28, 2005, were terminated.

For additional information, reference is made to the Agreement included as Exhibit 10.1 hereto and which is incorporated herein by reference thereto.

(f)	Not applicable.

ITEM 7.01              Regulation FD Disclosure

On August 19, 2008, the Company issued a press release announcing the resignation of Mr. Kelly, effective August 15, 2008, as President and Chief Executive Officer of the Company and the Bank. For additional information, reference is made to the Company’s press release, dated August 19, 2008, which is included as Exhibit 99.1 hereto and is incorporated herein by reference thereto.  The press release attached hereto is being furnished to the Securities and Exchange Commission and shall not be deemed to be “filed” for any purpose except as shall be expressly set forth by specific reference to such filing in other filings of the Company into which it may be incorporated.

ITEM 9.01             Financial Statements and Exhibits

(a)           Not applicable.
(b)           Not applicable.
(c)           Exhibits

The following exhibits are filed herewith.

Exhibit Number	Description
10.1	Severance and Release Agreement by and between First Keystone Financial, Inc., First Keystone Bank and Thomas M. Kelly.
99.1	Press release dated August 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST KEYSTONE FINANCIAL, INC.

Date: August 19, 2008	By:	/s/ Donald S. Guthrie
Donald S. Guthrie
Chairman of the Board